UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1933
Date of Report (Date of earliest event reported):  January 3, 2018 (December 29, 2017)

OWENS REALTY MORTGAGE, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54957	46-0778087
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2221 Olympic Boulevard
Walnut Creek, California		94595
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (925) 935-3840
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 29, 2017, Owens Realty Mortgage, Inc., a Maryland corporation (the "Company"), entered into a settlement agreement (the "Agreement") with Freestone Capital Management, LLC and certain of its affiliates (collectively, "Freestone"), pursuant to which the Company agreed to purchase the 810,937 shares of common stock of the Company, par value $0.01 (the "Common Stock"), held by Freestone in a privately negotiated transaction for $19.25 per share, resulting in an aggregate purchase price of approximately $15.6 million (the "Share Repurchase"). Approximately $4.1 million of the Share Repurchase will be paid with the remaining balance of the Company's $10 million stock repurchase plan, previously announced on June 13, 2017 (the "Repurchase Plan").

Pursuant to the terms of the Agreement, for a period of five years following the date of the Agreement, Freestone agreed to customary standstill restrictions relating to share purchases, support of proxy contests and other activist campaigns, calling of special meetings, and related matters.  For a period of two years following the date of the Agreement, the Company and Freestone also agreed to abide by customary covenants not to sue and non-disparagement provisions.  In addition, the Company and Freestone each released the other from all claims that the releasing party has, had or may have against the released party that relate to the investment by Freestone in the Company.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On December 29, 2017, the Board of Directors of the Company (the "Board") adopted Amendment No. 1 (the "Amendment") to the Bylaws of the Company. The Amendment was effective immediately and designates the Circuit Court for Baltimore City, Maryland (or if such court lacks jurisdiction, the United States District Court for the District of Maryland, Baltimore Division) as the sole and exclusive forum for certain legal actions, unless the Company consents in writing to the selection of an alternative forum.
The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

ITEM 7.01 REGULATION FD DISCLOSURE.

On January 3, 2018, the Company issued a press release announcing the Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the rules and regulations of the SEC, the information furnished pursuant to Item 7.01 of this report is deemed to have been furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 8.01 OTHER EVENTS.

As previously disclosed, on June 13, 2017, the Board authorized the Repurchase Plan to be operated in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934.  In connection with the Share Repurchase, the Repurchase Plan, which had been set to expire on January 15, 2018, was terminated.  Pursuant to the Repurchase Plan, the Company repurchased 345,086 shares at an average purchase price of approximately $17.00 per share, for an aggregate purchase price of approximately $5.9 million, not including commissions and fees.  Pursuant to the Repurchase Plan and the Share Repurchase, the Company repurchased 1,156,023 shares at an average purchase price of approximately $18.58 per share, for an aggregate purchase price of approximately $21.5 million, not including commissions and fees.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

3.1	Amendment No. 1 to the Bylaws of Owens Realty Mortgage, Inc., dated December 29, 2017.
10.1
Settlement Agreement, dated December 29, 2017, by and among Owens Realty Mortgage, Inc., Freestone Opportunity Partners LP, Freestone Opportunity Qualified Partners LP, Freestone Investments LLC, Freestone Capital Management, LLC, Freestone Capital Holdings, LLC, Erik Morgan and Gary I. Furukawa.

99.1	Press Release dated January 3, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS REALTY MORTGAGE, INC.

Date: January 3, 2018	By:	/s/ Bryan H. Draper
	Name:	Bryan H. Draper
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

3.1	Amendment No. 1 to the Bylaws of Owens Realty Mortgage, Inc., dated December 29, 2017.
10.1
Settlement Agreement, dated December 29, 2017, by and among Owens Realty Mortgage, Inc., Freestone Opportunity Partners LP, Freestone Opportunity Qualified Partners LP, Freestone Investments LLC, Freestone Capital Management, LLC, Freestone Capital Holdings, LLC, Erik Morgan and Gary I. Furukawa.

99.1	Press Release dated January 3, 2018.